Exhibit 99.1

Flexsteel Reports First Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--October 19, 2017--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported first quarter results.

Financial Highlights:

  Net sales were $119.8 million, a 6.9% increase;
  Net income was $6.2 million or $0.78 per share, including a $1.1 million or $0.14 per share after-tax gain on the sale of a facility.

Net sales for the quarters ended September 30, (in millions):

	2017	2016	$ Change	% Change
Residential	$101.8	$93.7	$8.1	8.6%
Contract	18.0	18.4	(0.4)	-2.2%
Total	$119.8	$112.1	$7.7	6.9%

Net sales were $119.8 million for the quarter ended September 30, 2017, compared to net sales of $112.1 million in the prior year quarter, an increase of 6.9%. Higher residential net sales are primarily due to increased sales volume. Lower contract net sales are primarily due to changes in product mix.

Gross margin as a percent of net sales for the quarter ended September 30, 2017 was 21.8%, compared to 23.8% for the prior year quarter. The decrease in gross margin as a percentage of net sales is primarily due to increased raw material costs partially offset by improved absorption of fixed costs on higher net sales.

Selling, general and administrative (SG&A) expenses were 15.2% of net sales in the current year quarter, compared to 16.9% of net sales in the prior year quarter. The current year quarter includes improved fixed cost leverage. The prior year quarter included expenses for enhancement of consumer brand experience at retail.

During the current quarter, the Company completed a $6.5 million sale of a facility and recognized a pre-tax gain of $1.8 million. On an after-tax basis, the gain represents $1.1 million or $0.14 per share.

The above factors resulted in net income of $6.2 million or $0.78 per share for the quarter ended September 30, 2017, compared to $4.8 million or $0.61 per share in the prior year quarter.

Working capital (current assets less current liabilities) at September 30, 2017 was $164 million compared to $158 million at June 30, 2017. Changes in working capital include increases of $5 million in inventory, $3 million in accounts receivable and $2 million in accounts payable. Accounts receivable increased due to increased sales volume. Inventory increased to improve stocking positions.

For the quarter ended September 30, 2017, the Company paid $5.1 million for capital expenditures, including $3.2 million invested to upgrade the business information system.

On September 12, 2017, the Company announced a $0.22 per share quarterly dividend, a 10% dividend increase.

All earnings per share amounts are on a diluted basis.

Outlook

During the remainder of fiscal year 2018, the Company expects moderate revenue growth including an intentional sales decrease to certain contract customers. The Company expects to see continuing raw material cost increases into calendar year 2018. The Company is focused on gross margin improvements through targeted sales price increases, improving product delivery and driving efficiencies in operations.

For the balance of the fiscal year, the Company expects to capitalize $3 million related to business information system software and development, $12 million for the construction of a manufacturing facility and $6 million for operations. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and contract markets, combined with a conservative approach to business. The Company will maintain its focus on a strong balance sheet through emphasis on cash flow and increasing profitability. The Company believes these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other contract applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	June 30,
	2017	2017

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$33,446	$28,874
Investments	13,962	17,958
Trade receivables, net	45,814	42,362
Inventories	104,223	99,397
Other	9,335	6,659
Total current assets	206,780	195,250

NONCURRENT ASSETS:
Property, plant, and equipment, net	69,919	70,661
Other assets	3,274	4,134

TOTAL	$279,973	$270,045

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$18,674	$16,758
Accrued liabilities	23,928	20,437
Total current liabilities	42,602	37,195

LONG-TERM LIABILITIES:
Other long-term liabilities	2,268	2,090
Total liabilities	44,870	39,285

SHAREHOLDERS’ EQUITY	235,103	230,760

TOTAL	$279,973	$270,045

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Amounts in thousands, except per share data)

	Quarter Ended
	September 30,
	2017	2016
NET SALES	$119,834	$112,050
COST OF GOODS SOLD	(93,694)	(85,420)
GROSS MARGIN	26,140	26,630
SELLING, GENERAL AND ADMINISTRATIVE	(18,236)	(18,926)
GAIN ON SALE OF FACILITY	1,835	–
OPERATING INCOME	9,739	7,704
OTHER INCOME	141	48
INCOME BEFORE INCOME TAXES	9,880	7,752
INCOME TAX PROVISION	(3,700)	(3,000)
NET INCOME	$6,180	$4,752

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,830	7,725
Diluted	7,937	7,838

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.79	$0.62
Diluted	$0.78	$0.61

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Quarter Ended
	September 30,
	2017	2016

OPERATING ACTIVITIES:
Net income	$6,180	$4,752
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,847	2,032
Stock-based compensation expense	353	639
Deferred income taxes	896	699
Excess tax benefit from share-based payments	–	(1,034)
Change in provision for losses on accounts receivable	(75)	(100)
Gain on disposition of capital assets	(1,842)	(63)
Changes in operating assets and liabilities	(5,827)	4,309
Net cash provided by operating activities	1,532	11,234

INVESTING ACTIVITIES:
Net sales (purchases) of investments	3,998	(22)
Proceeds from sale of capital assets	6,152	63
Capital expenditures	(5,075)	(4,491)
Net cash provided by (used in) investing activities	5,075	(4,450)

FINANCING ACTIVITIES:
Dividends paid	(1,565)	(1,386)
Proceeds from issuance of common stock	3	588
Shares issued to employees, net of shares withheld	(473)	(1,132)
Excess tax benefit from share-based payments	–	1,034
Net cash used in financing activities	(2,035)	(896)

Increase in cash and cash equivalents	4,572	5,888
Cash and cash equivalents at beginning of period	28,874	36,780
Cash and cash equivalents at end of period	$33,446	$42,668

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392